Exhibit 99.1

La Cortez Energy Announces a Farm-In Agreement with Emerald Energy Plc. Regarding Exploration Block in Colombia

Friday February 6, 2:00 am ET
BOGOTA---La Cortez Energy, Inc. (“La Cortez”) (OTCBB: LCTZ) is pleased to announce that it has entered into a separate private farm-in agreement for a 20% Net Working Interest in the Maranta exploration and production (“E&P”) block with Emerald Energy Plc. (“Emerald”) (AIM: EEN), subject to ANH approval.

The Maranta block covers an extension of 36,608 hectares in the foreland of the Putumayo Basin in Southwest Colombia. This block is contiguous to Gran Tierra’s (AMEX: GTE - News) (TSX: GTE - News) Costayaco oil discovery in the Chaza Block. Emerald signed a contract for this block with the Agencia Nacional de Hidrocarburos (the “ANH”), Colombia’s hydrocarbon regulatory agency, on September 12th, 2006. Emerald completed the first phase exploratory program for the Maranta block by reprocessing 40 Km of 2D seismic and shooting 71 Km of new 2D seismic, identifying several promising prospects and leads. To complete the next exploratory phase, Emerald plans to initiate the drilling of an exploratory well into the Mirta prospect in the block during the first quarter of 2009. The targets are the Villeta and the Caballos formations.

Under the terms of the farm-in agreement, La Cortez will partially carry Emerald on first phase sunk costs and the first exploratory well in 2009. After complying with the initial carry, La Cortez will earn a 20% Net Working Interest in the block.

After La Cortez has complied with its farm-in obligations, Emerald will submit a request to the ANH to assign the agreed upon participation interest in the block to La Cortez.

Andres Gutierrez, President and CEO of La Cortez commented on the announcement stating, “We continue to build a substantial acreage base in the Putumayo Basin where we see tremendous value to be unlocked. We believe our partner Emerald to be a world-class operator and an excellent long-term strategic business partner for La Cortez. We remain attentive to other opportunities in the different basins in Colombia and in Peru, to build our production base and benefit from upside exploration.”

About La Cortez Energy, Inc.

La Cortez Energy, Inc. is an early stage oil and gas exploration and production company currently pursuing a business strategy in the energy sector in South America, with an initial focus on identifying oil and gas exploration and production opportunities in Colombia. To that end, the Company has recently established a branch, La Cortez Energy Colombia, Inc., with offices in Bogotá, Colombia, and recently signed a Memorandum of Understanding for a 50% working interest in the Putumayo 4 block in Colombia.

For more information please visit the company’s website at www.lacortezenergy.com, or contact the Company’s Investor Relations department at 888-805-(LCTZ)5289 or by email at info@lacortezenergy.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company's ability to identify corporate acquisition, farm-in and/or joint venture opportunities in the energy sector in Colombia and Peru and, more generally, in Latin America, and to establish the technical and managerial infrastructure and to raise the necessary capital to take advantage of, and successfully participate in such opportunities, future economic conditions, political stability and volatility and decreases in energy prices. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.

Contact:
La Cortez Energy, Inc., Bogota
Bruce Nurse, 303-662-1991
www.lacortezenergy.com